As filed with the Securities and Exchange Commission on November 25, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Texas and Virginia	75-1743247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(972) 934-9227

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Louis P. Gregory

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(972) 934-9227

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, no par value per share	2,000,000 shares	$23.225	$46,450,000	$1,825.49

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the registrant’s common stock as reported on the New York Stock Exchange on November 21, 2008.

PROSPECTUS

2,000,000 Shares

ATMOS ENERGY CORPORATION

DIRECT STOCK PURCHASE PLAN

Common Stock

We are offering the shares to our shareholders, our customers and other investors under our Direct Stock Purchase Plan. Plan participants may also take advantage of additional services, most without any fees or commissions.

Under our plan, participants may:

•	reinvest cash dividends paid quarterly to purchase additional shares of our common stock at then current market prices;

•	purchase shares of our common stock at then current market prices, up to $100,000 per year, without fees or commissions;

•	deposit share certificates for safekeeping;

•	purchase shares of our common stock monthly through automatic bank deductions; and

•	complete all plan transactions online at www.amstock.com.

Investing in our common stock involves risks. See the “Risk Factors” section on page v of this prospectus.

The shares trade on the New York Stock Exchange under the symbol “ATO.” On November 21, 2008, the last sale price of the shares as reported on the New York Stock Exchange was $24.03 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 25, 2008.

We have not authorized any other person to provide you with any information or to make any representations not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of any securities other than the shares. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of such document only.

The distribution of this prospectus, and the offering of the shares, may be restricted by law in certain jurisdictions. You should inform yourself about, and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document. We incorporate by reference the documents listed below and any additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of our offering of securities. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than filings under items 2.02 or 7.01), as well as definitive proxy statements.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not included or delivered with this document. These documents contain important information about us and our financial condition.

•	Our annual report on Form 10-K for the fiscal year ended September 30, 2008; and

•	Our current reports on Form 8-K filed with the SEC on November 3, 2008 and November 21, 2008.

You may obtain a copy of any of these filings from us without charge by requesting it in writing or by telephone from us at the following address or telephone number:

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Attention: Shareholder Relations

(972) 934-9227

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those stated. Important factors that could cause future results to differ include, but are not limited to:

•	our ability to continue to access the credit markets to satisfy our liquidity requirements;

•	the impact of recent economic conditions on our customers;

•	increased costs of providing pension and postretirement health care benefits and increased funding requirements;

•	market risks beyond our control affecting our risk management activities including market liquidity, commodity price volatility, increasing interest rates and counterparty creditworthiness;

•	regulatory trends and decisions, including the impact of rate proceedings before various state regulatory commissions;

•	increased federal regulatory oversight and potential penalties;

•	the impact of environmental regulations on our business;

•	the concentration of our distribution, pipeline and storage operations in Texas;

•	adverse weather conditions;

•	the effects of inflation and changes in the availability and price of natural gas;

•	the capital-intensive nature of our gas distribution business;

•	increased competition from energy suppliers and alternative forms of energy;

•	the inherent hazards and risks involved in operating our gas distribution business; and

•	natural disasters, terrorist activities or other events.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents, the words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “plan,” “forecast,” “goal,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

For further factors you should consider, please refer to Sections “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. See “Incorporation by Reference.”

The terms “we,” “our” and “us” refer to Atmos Energy Corporation unless the context suggests otherwise. The term “you” refers to an existing plan participant or a prospective plan participant.

RISK FACTORS

You should consider carefully all of the information that is included or incorporated by reference in this prospectus before investing in our common stock. In particular, you should evaluate the uncertainties and risks referred to or described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2008, which is incorporated by reference in this prospectus. These matters may adversely affect our business, financial condition or results of operations. Additional uncertainties and risks that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition or results of operations.

v

PROSPECTUS SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

The Plan

We offer our Direct Stock Purchase Plan to provide our shareholders, our customers and other investors with a convenient and economical way to purchase our common stock and accumulate and increase their investment in our common stock by reinvesting all or a portion of their cash dividends in additional shares. We currently do not charge any service fees or brokerage commissions on any purchases of common stock under the plan.

•

If you currently participate in the plan, you will remain enrolled in the plan unless you contact the plan administrator to close your account. American Stock Transfer & Trust Company, LLC or AST, will act as the plan administrator. We refer to AST as the “plan administrator” in this prospectus.

•

If you are a shareholder of record but not a current participant in the plan, you may call the plan administrator toll free at 1-800-543-3038 to receive an enrollment application. You may also enroll online or download the enrollment application from the Internet at www.amstock.com. Any current shareholder of record who wishes to participate in the plan must own at least 50 shares of our common stock to begin participating in the plan. If you own less than 50 shares in your name, you must make an initial investment of at least $1,250 to begin participating in the plan.

•

If you are not a shareholder of record because you are a beneficial owner who owns all of your shares in the record name of a broker or nominee, you must become a shareholder of record by having at least 50 shares of our common stock transferred to your name or making an initial investment of at least $1,250 to begin participating in the plan.

•	If you are not a shareholder, you must make an initial investment of at least $1,250 to begin participating in the plan.

•

If you participate in the plan and wish to terminate your participation, you will incur brokerage commissions on the sale of your shares in the plan of $0.10 per share, plus any applicable transfer tax and a fee of $15.00 charged by the plan administrator.

The plan administrator will use reinvested dividends, initial investments and optional cash investments it receives from participants to buy shares of our common stock for those participants through the plan at then current market prices, as discussed in more detail below. The plan administrator may buy shares on the market from brokers or may buy shares directly from us.

The Offering

This prospectus relates to 2,000,000 authorized shares of our common stock offered for purchase under the plan by shareholders and other investors through initial investments, the reinvestment of dividends and optional cash investments of at least $25 and not more than $100,000 per calendar year. Non-shareholders must make initial investments of at least $1,250 and not more than $100,000. Shareholders are not required to make initial investments if they own of record at least 50 shares of our common stock. Any shareholder who does not own of record at least 50 shares of our common stock must make an initial investment of at least $1,250 and not more than $100,000 to participate in the plan.

All shares purchased with initial investments, reinvested dividends or optional cash investments, including automatic monthly investments, are purchased at then current market prices. A participant may make no more than $100,000 of optional cash investments during any calendar year, and a non-participant may not make an initial investment of more than $100,000. However, after an initial investment is made, a participant is allowed to make optional cash investments up to $100,000, including the initial investment, during that and each subsequent calendar year.

ATMOS ENERGY CORPORATION

We are engaged primarily in the regulated natural gas distribution and transmission and storage businesses as well as other nonregulated natural gas businesses. Since our incorporation in Texas in 1983, we have grown primarily through a series of acquisitions, the most recent of which was the acquisition in October 2004 of the natural gas distribution and pipeline operations of TXU Gas Company. We are also incorporated in the Commonwealth of Virginia.

We distribute natural gas through regulated sales and transportation arrangements to approximately 3.2 million residential, commercial, public authority and industrial customers in 12 states located primarily in the South, which makes us one of the country’s largest natural-gas-only distributors based on number of customers. We also operate one of the largest intrastate pipelines in Texas based on miles of pipe.

Through our nonregulated businesses, we primarily provide natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers primarily in the Midwest and Southeast and natural gas transportation along with storage services to certain of our natural gas distribution divisions and third parties.

We operate through the following four segments:

•	The natural gas distribution segment, which includes our regulated natural gas distribution and related sales operations;

•	The regulated transmission and storage segment, which includes the regulated pipeline and storage operations of our Atmos Pipeline – Texas Division;

•	The natural gas marketing segment, which includes a variety of nonregulated natural gas management services; and

•	The pipeline, storage and other segment, which is comprised of our nonregulated natural gas transmission and storage services.

Our principal executive offices are at 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, our telephone number is (972) 934-9227, and our Internet website address is www.atmosenergy.com. Information appearing on our Internet website is not part of this prospectus.

USE OF PROCEEDS

We do not know the number of shares that we will sell to the plan administrator under the plan nor the prices at which the shares will be sold. We will use the net proceeds we receive pursuant to this offering for general corporate purposes.

PLAN OF DISTRIBUTION

The shares are being offered pursuant to our Direct Stock Purchase Plan described in this prospectus. The plan administrator will purchase the shares being offered directly from us or on the open market, at our discretion. In accordance with current rulings by the Securities and Exchange Commission, we will not change our determination regarding the source of shares being purchased by the plan administrator under the plan more than once in any three-month period. Any change in the source of the shares being purchased will be made by a determination of our board of directors, a determination by our chief financial officer that we need additional capital or a determination by us that there is another valid reason for a change. We generally pay all fees, commissions and expenses incurred in connection with the plan, including any annual administrative fee. However, a participant is responsible for all commissions and fees relating to the sale of all or a portion of the shares in his or her plan account.

DESCRIPTION OF THE PLAN

The description of our Direct Stock Purchase Plan is in the following question and answer format:

Purpose and Advantages

1.	What is the purpose of the plan?

The purpose of the plan is to provide to our shareholders, customers and other investors a simple, convenient and economical way to accumulate and increase their investment in our common stock by reinvesting all or a portion of their cash dividends paid quarterly in additional shares of our common stock. However, shareholders using the plan for arbitrage, or short-term income producing strategies, may have their participation in the plan terminated by the plan administrator.

2.	What are some of the advantages of the plan?

•	Participants in the plan may reinvest cash dividends paid quarterly;

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Our shareholders who own of record at least 50 shares of our common stock may participate in the plan by completing and submitting an enrollment application to the plan administrator and may purchase additional shares of our common stock at then current market prices by making optional investments of at least $25 per investment, up to an aggregate of $100,000 per calendar year. Optional investments may be made by check, money order or automatic bank deduction from a pre-designated U.S. checking or savings account, as described in more detail at Question No. 20;

•

Any person who is not already a shareholder may purchase shares of our common stock at then current market prices and become a participant in the plan by making an initial investment of at least $1,250 and not more than $100,000;

•	All shares of our common stock are currently purchased under the plan without charge to plan participants of any service fees or brokerage commissions;

•

The plan offers a “safekeeping” service whereby a shareholder of record may deposit his or her stock certificates with the plan administrator and have his or her ownership of such stock maintained on the plan administrator’s records as part of their plan accounts;

•

Participants in the plan may direct the plan administrator to transfer, at any time and at no cost to the participant, at least 50 of the participant’s shares held under the plan, to another person, as long as the transferor retains ownership of at least 50 shares in the plan; and

•	Transaction confirmations are mailed to participants after any investment activity in the participant’s account.

Disadvantages of the Plan

3.	What are some of the disadvantages of the plan?

•	Participants in the plan bear the market risk associated with the price of our common stock;

•

Participants in the plan have no control over the price or time at which shares are purchased or sold for their accounts. Participants cannot designate a specific price or a specific date or time at which to purchase or sell shares and no interest is paid on cash investments held by the plan administrator pending investment; and

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Each participant in the plan will be required to include an amount in his or her taxable income in each year any cash dividends are paid by us on his or her shares in the plan, whether or not the participant elects to receive the cash dividends or to reinvest the cash dividends in additional shares. Accordingly, by electing to reinvest cash dividends in additional shares, a participant may incur a tax liability without having received the cash dividends to satisfy that liability.

Administration

4.	Who administers the plan?

The plan administrator administers the plan, purchases and holds the shares acquired under the plan, maintains records, and sends statements of account activity to participants. All enrollment applications, optional cash investments, notices of withdrawal and termination and all other matters and communications related to the plan should be addressed to:

Atmos Energy Corporation

c/o American Stock Transfer & Trust Company, LLC

Dividend Reinvestment Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Please mention Atmos Energy Corporation in all correspondence and provide your plan account number or social security number.

Participants may also telephone AST toll free at 1-800-543-3038, Monday through Thursday, 8:00 a.m.-7:00 p.m. Eastern Time, and Friday, 8:00 a.m.-5:00 p.m. Eastern Time.

Participants may also complete all transactions online at www.amstock.com.

Participation

5.	Who is eligible to participate in the plan?

Any person or entity, whether or not a holder of record of our common stock, is eligible to participate in the plan if (a) the person or entity fulfills the prerequisites for participation described below under “Enrollment Procedures,” and (b) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation in the plan would not violate local laws applicable to us or the participant. Each participant in the plan will remain enrolled in the plan until he or she instructs the plan administrator in writing to close his or her account.

Participants in our Retirement Savings Plan are not eligible to participate in our Direct Stock Purchase Plan through the retirement plan. However, Retirement Savings Plan participants are eligible to participate in our Direct Stock Purchase Plan with respect to shares of our common stock held outside the Retirement Savings Plan if they meet the requirements for participation in our Direct Stock Purchase Plan.

Enrollment Procedures

6.	How does a person participate in the plan?

(a)	Shareholders of Record—After reviewing a copy of this prospectus, a shareholder of record of at least 50 shares of our common stock may enroll in the plan by completing and returning to the plan administrator an enrollment application or dividend reinvestment form either online or by mail. If you hold of record less than 50 shares of our common stock you may only participate in the plan by making an initial investment of at least $1,250;

(b)	Beneficial Owners—If you are the beneficial owner of shares of our common stock that are held in record name by a broker or nominee and you wish to participate in the plan, you must become a shareholder of record by having at least 50 shares of our common stock transferred to your name or you must invest at least $1,250 in the plan. Neither we nor the plan administrator is responsible for any fees that may be charged by any broker or bank; or

(c)	Non-shareholders—If you are not a shareholder and you wish to participate in the plan, you must make an initial investment of at least $1,250.

7.	What does the enrollment application provide?

The enrollment application provides for the purchase of additional shares of our common stock by a shareholder of record through the following investment options:

(a)	Full Dividend Reinvestment—The plan administrator will apply all quarterly cash dividends paid on all shares of our common stock then or subsequently registered in a participant’s name, together with any optional cash investments, toward the purchase of additional shares of our common stock;

(b)	Partial Dividend Reinvestment—A participant may elect to reinvest quarterly cash dividends paid on only the shares of our common stock held in certificated form by designating such election on the enrollment application. Participants electing partial reinvestment of quarterly cash dividends paid must designate the number of certificated shares for which they choose to receive cash dividends. The plan administrator will send cash dividends to participants by check or deposit cash dividends electronically into a bank checking or savings account, if requested. Dividends paid on all other plan shares, together with optional cash investments, will be applied toward the purchase of additional shares of our common stock; or

(c)	Optional Cash Investments Only—A participant will continue to receive cash dividends on shares registered in his or her name in the usual manner. The plan administrator will apply all optional cash investments received toward the purchase of additional shares of our common stock. Shares purchased with optional cash investments will be held in the participant’s plan account unless otherwise directed, and dividends paid on these shares will be paid in cash or deposited electronically into the participant’s bank account, if requested.

Participants may elect to have cash dividends deposited electronically into a bank checking or savings account at no charge by completing a direct dividend deposit authorization form available from the plan administrator or online.

A participant may elect to purchase shares through full or partial dividend reinvestment or optional cash investments only, and may change the number of shares subject to dividend reinvestment from time to time by completing and submitting to the plan administrator a new enrollment application. To be effective with respect to a particular dividend, any change in the reinvestment election must be received by the plan administrator on or before the record date for such dividend. It is not necessary for participants to hold shares in certificated form to receive cash dividends on all of their shares. However, participants who choose to receive cash dividends on only a portion of their shares must hold such shares in certificated form.

8.	When may a person join the plan?

After reviewing a copy of this prospectus, non-shareholders of record may join the plan at any time by completing an enrollment application online or by mailing it to the plan administrator along with their initial investment of at least $1,250. After reviewing a copy of this prospectus, eligible shareholders of record who own at least 50 shares may enroll in the plan at any time. Any investment received as an initial investment without a properly completed enrollment application will be returned and no action will be taken. If an enrollment application requesting reinvestment of dividends is received by the plan administrator on or before the record date for a dividend payment, then that dividend payment will be applied toward the purchase of shares of our common stock. Record dates are ordinarily the 25th day of February, May, August and November. However, when the 25th day of those months falls on a national holiday, then the dividend record date is the first business day following that holiday.

If the plan administrator receives an enrollment application requesting reinvestment of dividends after the record date established for a particular dividend, then the reinvestment of dividends will begin on the dividend payment date following the next record date if that shareholder is still a holder of record.

Purchases and Price of Shares

9.	What is the source of stock purchased under the plan?

At our discretion, the plan administrator will purchase shares of our common stock either directly from us or on the open market. If the shares are purchased directly from us, they will be either authorized but unissued shares or shares held by us as treasury stock.

10.	When will shares be purchased under the plan?

The plan administrator will purchase shares directly from us on the relevant investment date. Purchases on the open market will begin on the relevant investment date and will be completed no later than 30 days from that date, except where completion at a later date is necessary or advisable under any applicable federal securities laws. These purchases may be made on the New York Stock

Exchange or any other securities exchange where our shares of common stock are traded, in the over-the-counter market or by negotiated transactions, and may be subject to terms with respect to price, delivery and other terms as the plan administrator may agree. Neither we nor any participant will have any authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases are to be made. When shares are purchased on the open market, participants become owners of the shares as of the date of settlement.

There are at least four investment dates each month. The investment dates are the first business day of each week, except for any week which contains a dividend payment date, in which event the dividend payment date will become the investment date. However, if the dividend payment date is on a Friday, the investment date will be the following business day. If an investment date falls on a day on which the New York Stock Exchange is closed, the first succeeding day on which the New York Stock Exchange is open will be the investment date.

11.	What will be the price to the participant of shares purchased under the plan?

The purchase price of shares purchased under the plan will be determined as follows:

•

In the case of purchases of stock from us, the purchase price will be the average of the high and low sales prices of stock as reported on the New York Stock Exchange on the relevant investment date. If no trading in stock occurs on the New York Stock Exchange on the relevant investment date, the purchase price will be the average of the high and low sales prices per share on the trading day immediately preceding the investment date and the trading day immediately following the investment date; or

•	In the case of purchases of stock on the open market, the purchase price will be the weighted average purchase price of all shares purchased for that particular investment date.

12.	How many shares will be purchased for participants?

The number of shares to be purchased depends on the amount of the participant’s dividends, if any, the share price, and any optional cash investments or initial investments received by the plan administrator. Each participant’s account will be credited with the number of shares, including fractions, equal to the total amount invested, divided by the purchase price.

Initial Investments and Optional Cash Investments

13.	How are initial investments made?

Initial investments must be at least $1,250 and not more than $100,000. Initial investments may be made in the form of a check or money order, and must be included with the completed enrollment application form and returned to the plan administrator at the address listed on the form. Initial investments may also be made online at www.amstock.com.

14.	How does the optional cash investment feature of the plan work?

All new investors and eligible shareholders of record who have submitted an enrollment application to the plan administrator online or by mail are eligible to make optional cash investments at any time. Payments may be made by check or money order or may be deducted electronically on a monthly basis from a financial institution account. All investments must be payable to the plan administrator in U.S. dollars and drawn against a U.S. bank. The plan administrator will not accept third party checks. The plan administrator will apply any optional cash investment or initial investment received from a participant to the purchase of shares of our common stock for the account of the participant on the next investment date, if the shares are purchased from us, or as soon as practicable on or after the next investment date, if the shares are purchased on the open market.

In the event that any check or automatic monthly investment is returned unpaid for any reason, the plan administrator will consider the request for investment of that money null and void and will immediately remove from the participant’s account shares, if any, purchased upon the prior credit of that investment. A reasonable fee, currently $25, will also be assessed against the participant’s account. The plan administrator will then be entitled to sell those shares to satisfy any uncollected amounts. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of any uncollected amounts, the plan administrator will be entitled to sell additional shares from the participant’s account to satisfy the uncollected balance.

Brokers or nominees may not utilize any feature of the plan. Accordingly, if a beneficial owner of shares wishes to participate in the cash investment features of the plan at any time or the dividend reinvestment feature of the plan, that owner must become a record holder of at least 50 shares of our common stock by having all or part of his or her shares transferred to his or her name or make an initial investment of at least $1,250.

15.	When will initial investments and optional cash investments received by the plan administrator be invested?

Initial investments and optional cash investments received by the plan administrator no later than 12:00 Noon Eastern Time on the business day preceding an investment date will be held by the plan administrator and invested beginning on the investment date. No interest will be paid on amounts held by the plan administrator pending investment. After sending an initial investment or optional cash investment, if a participant changes his or her mind and decides he or she does not want to participate in the plan, then, upon a participant’s written request received by the plan administrator at least two business days prior to the applicable investment date, an initial investment or optional cash investment will be returned to the participant. However, no refund of a check or money order will be made until the funds have been actually received by the plan administrator and cleared by the bank or financial institution upon which the check has been written.

Expenses and Costs

16.	What are the costs to participants in the plan?

For plan participants, there are no brokers’ commissions and no fees or service charges in connection with purchases of shares. We pay these costs, along with any costs for administration of the plan. However, participants are charged a fee for selling shares through the plan. (See Question 25 below.)

Reports to Participants

17.	What reports will be sent to participants in the plan?

After each transaction in a participant’s account, the plan administrator will send to the participant a transaction confirmation showing the details of the transaction. Each participant will also receive a quarterly investment statement showing any amount invested by initial investment, any amounts invested by optional cash investments, any amounts invested using dividends, the purchase price and number of shares purchased and other information resulting from investment activity for the year to date. Each statement also contains a form that can be used to deposit shares for safekeeping, make optional cash investments or withdraw shares from the plan. At each year-end, the statement will include all information pertaining to a participant’s account for the year and should be retained for federal and state income tax reporting purposes. Each participant will also receive copies of the same communications sent to every other holder of shares. In addition, each participant will receive annually Internal Revenue Service information on Form 1099-DIV for reporting dividend income received.

Stock Certificates and Safekeeping

18.	What is the safekeeping feature of the plan and how does it work?

At the time of enrollment in the plan, or at any later time, participants may use the plan’s safekeeping service to deposit with the plan administrator stock registered in the name of the participant. Shares deposited with the plan administrator will be transferred into the name of the plan administrator or its nominee and credited to the participant’s account under the plan. After that time, those shares will be treated in the same manner as shares purchased through the plan.

By using the plan’s safekeeping service, participants do not bear the risk associated with the loss, theft or destruction of stock certificates. Also, because shares deposited with the plan administrator are treated in the same manner as shares purchased through the plan, they may be transferred or sold through the plan in a convenient and efficient manner. Dividends paid on shares deposited for safekeeping may be reinvested or paid in cash. Participants may elect to receive cash dividends on all or a portion of those shares by completing and submitting to the plan administrator a new enrollment application indicating the number of whole plan shares for which they choose to receive cash dividends. However, participants who wish to receive cash dividends on only a portion of their shares must hold those shares in certificated form and submit to the plan administrator a new enrollment application indicating the number of certificated plan shares for which they choose to receive cash dividends.

The participant bears the risk of replacement costs if any certificates for shares are lost. Therefore, participants who wish to deposit their stock certificates with the plan administrator should consider sending them with a letter of direction to the plan administrator by registered mail, first class mail, or certified mail, return receipt requested, properly insured, to the following address:

American Stock Transfer & Trust Company, LLC

Dividend Reinvestment Dept.

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Certificates sent by overnight delivery service should be addressed to:

American Stock Transfer & Trust Company, LLC

Dividend Reinvestment Dept.

59 Maiden Lane, Plaza Level

New York, NY 10038

The stock certificates should not be endorsed.

19.	What happens to shares purchased under the plan?

Shares purchased under the plan will be automatically held in book entry form by the plan administrator in its name or the name of its nominee. The number of shares, including fractional interests, held for each participant will be shown on each investment statement. Participants may obtain a new certificate for all or some of the whole shares of stock held in their plan accounts by contacting the plan administrator. Any remaining shares will continue to be held in book entry form by the plan administrator.

Dividends on shares purchased through the plan, whether they are held by the participant in certificated form or in book entry form by the plan administrator, may be paid in cash to the shareholder by check or electronic deposit or reinvested pursuant to the shareholder’s instructions to the plan administrator contained in a completed enrollment application. A change to partial dividend reinvestment will require that shares be in certificated form on which dividends will be paid in cash rather than reinvested. These changes must be made by completion of a new enrollment application or by contacting the plan administrator online or by telephone at 1-800-543-3038.

Automatic Monthly Investments

20.	What is the automatic monthly investment feature of the plan and how does it work?

Participants may make optional cash investments of not less than $25 per investment nor more than a total of $100,000 during any calendar year by automatic bank deductions from a pre-designated U.S. bank account. If a participant has already established a plan account and wishes to initiate automatic monthly deductions, he or she must complete and sign an appropriate form provided by the plan administrator and return it to the plan administrator together with a voided blank check (for a checking account) or deposit slip (for a savings account) for the account from which funds are to be drawn. This process may also be completed online. Forms will be processed and will become effective as promptly as practicable.

If a non-shareholder wishes to establish a plan account by means of an initial investment, he or she may also initiate automatic monthly investments by completing the appropriate section of the enrollment application. Once an automatic monthly investment is initiated, funds will be drawn from the participant’s designated account on the 25th day of each month.

Participants may change the amount of their automatic monthly investments by completing and submitting to the plan administrator a new form online or by mail. To be effective with respect to a particular investment date, however, the new form must be received by the plan administrator by the 15th day of each month. Participants may terminate their automatic monthly investments by notifying the plan administrator in writing or online.

Transfer of Shares

21.	May a participant assign or transfer all or a part of his or her shares held under the plan to another person?

Yes. If a participant wishes to change the ownership of all or part of his or her shares held under the plan through a gift, private sale or otherwise, the participant may complete the transfer by submitting to the plan administrator a properly completed and executed stock power or other form provided by the plan administrator. Transfers of a participant’s shares may be made in whole or fractional share amounts. However, with respect to any transfer that establishes a new plan account, at least 50 shares must be transferred, while the transferor must maintain at least 50 shares in the plan. The transfer of a participant’s shares is processed in the same manner as the transfer of stock certificates, including the requirement of a medallion signature guarantee. Stock powers are available upon request from the plan administrator or online.

22.	If plan shares are transferred to another person, will the plan administrator issue a stock certificate to the transferee?

If a participant requests, a stock certificate(s) will be issued to the transferee. No fractional shares of stock will be issued in certificate form. Otherwise, shares transferred will continue to be held in book entry form by the plan administrator under the plan. An account will be opened in the name of the transferee if he or she is not already a participant and the transferee will automatically be enrolled in the plan under the full dividend reinvestment option. All dividends on shares transferred to the transferee’s plan account will be reinvested under the terms of the plan.

23.	How will a transferee be advised of his or her share ownership?

The transferee will receive a transaction confirmation showing the number of shares transferred to and held in the transferee’s plan account.

Tax Consequences

24.	What are the federal income tax consequences of participation in the plan?

The following is a general discussion of certain material federal income tax consequences with respect to participation in the plan and is based on current federal income tax law. Plan participants should consult their own tax advisors to determine particular tax consequences, including state income tax consequences, that may result from participation in the plan and subsequent disposition of shares acquired pursuant to the plan. This summary does not discuss federal or foreign income tax consequences to participants who are not citizens or residents of the United States or who reside outside of the United States.

Reinvested Dividends.    In the case of reinvested dividends whereby the plan administrator acquires shares for a participant’s account directly from us, the participant must include in gross income as a dividend an amount equal to the fair market value of the shares (as of the date of the distribution) purchased with the participant’s reinvested dividends. The participant’s basis in those shares will also equal the fair market value of the purchased shares on the dividend payment date.

Alternatively, when the plan administrator purchases stock for a participant’s account on the open market with reinvested dividends, the participant must include in gross income as a dividend an amount equal to the full amount of the cash dividend used to purchase those shares plus that portion of any brokerage commissions paid by us, which are attributable to the purchase of the participant’s shares. The participant’s basis in plan shares held for his or her account will be equal to their purchase price plus allocable brokerage commissions.

Optional Cash Investments and Initial Investments.    In the case of shares purchased on the open market with optional cash investments or initial investments, participants must include in gross income as a dividend an amount equal to any brokerage commissions paid by us. The participant’s basis in the shares acquired with optional cash investments or initial investments will be the cost of the shares to the plan administrator plus an allocable share of any brokerage commissions paid by us.

Receipt or Disposition of Shares.    A participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the plan, either upon a request for the certificates or upon withdrawal from or termination of the plan. However, any participant who receives, upon withdrawal from or termination of the plan, a cash payment for the sale of plan shares held in his or her account or for a fractional share then held in his or her account will realize gain or loss measured by the difference between the amount of the cash received and the participant’s basis in such shares or fractional share. This gain or loss will be capital in character if the shares or fractional shares are a capital asset in the hands of the participant.

Tax Information and Backup Withholding.    Participants will receive annual tax information with respect to dividend income received in connection with the plan, as if those amounts had been paid directly to the participants. Participants will continue to be subject to the backup withholding requirements of the federal income tax laws. If these requirements are not satisfied, an amount of dividends payable to a participant may be withheld equal to the then current Internal Revenue Service withholding rates, which will be paid to the Internal Revenue Service and will not be reinvested under the plan.

Additional Information.    A participant’s holding period for shares acquired pursuant to the plan will begin on the day following the investment date. In the case of corporate shareholders, dividends may be eligible for the dividends-received deduction. The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations upon brokers and other middlemen. As a result, the plan administrator may be required to report to the Internal Revenue Service and the participant any sale of shares effected on behalf of a participant. For further information as to tax consequences of participation in the plan, participants should consult with their own tax advisors.

Termination of Participation

25.	How and when may a participant terminate participation in the plan?

A participant may terminate participation in the plan any time by notice in writing to the plan administrator received prior to a dividend record date. Within 10 business days following receipt of notice of termination, the plan administrator will send the participant a certificate for the whole shares in the participant’s plan account. If the participant so requests, the plan administrator will sell all or a portion of the participant’s shares and remit to the participant the proceeds of the sale, less brokerage commissions of $0.10 per share, any transfer tax and a fee of $15 charged by the plan administrator. If the request to terminate is received by the plan administrator on or after the record date for a dividend payment, the request to terminate may not become effective until any dividend paid on the dividend payment date has been reinvested and the shares of stock purchased are credited to the participant’s account under the plan. The plan administrator, in its sole discretion, may either pay any dividend in cash or reinvest it in stock on behalf of the terminating participant. If the dividend is reinvested, the plan administrator will sell the shares purchased and remit the proceeds to the participant, less commissions and fees, as described above.

Any cash payment which had been sent to the plan administrator prior to the request to terminate will also be invested unless return of the amount is expressly requested in the request for termination and the request is received at least two business days prior to the relevant investment date. In every case of termination, the participant’s interest in a fractional share will be paid in cash based on the actual market price of stock sold on the New York Stock Exchange, less commissions and fees, as described above. The plan administrator, at its discretion, may terminate any account which contains only a fraction of a share by paying the account holder the dollar value of the fractional share, less commissions and fees, as described above. In addition, either we or the plan administrator, at our discretion, may terminate the account of any participant who is determined to be using the plan in an abusive manner that is not consistent with the purpose of the plan.

After termination, dividends on shares held in certificated form will be paid to the shareholder in cash or deposited electronically into the shareholder’s bank account, if requested, unless and until the shareholder rejoins the plan.

A participant may request that the plan administrator sell some, but not all, of the shares in a plan account, and remit the proceeds, less commissions and fees, as described above, to the participant as soon as possible. If the request to sell is received by the plan administrator after the record date for a dividend payment, any dividends paid on those shares will be reinvested and the shares of stock purchased will be credited to the participant’s plan account.

Miscellaneous

26.	What happens when participants sell or transfer all of the shares registered in their names?

When participants sell or transfer all of the shares in the plan registered in their names, the plan administrator will continue to purchase shares of stock with the dividends on the shares credited to their accounts under the plan until otherwise notified.

27.	What happens if we have a rights offering?

In the case of a rights offering, plan participants will receive rights based upon whole shares of stock registered in their names as of the record date for any rights offered, and whole shares credited to their accounts under the plan as of the record date. In addition, the plan administrator may curtail or suspend the processing of transactions until the completion of the rights offering.

28.	What happens if we issue a stock dividend or declare a stock split?

All stock dividends or split shares of common stock distributed by us will be added to the participant’s account. A participant may withdraw any number of whole shares held in his or her account by completing a transaction form and delivering it to the plan agent online or by mail. If a stock split occurs, it is the responsibility of the participant to notify the plan agent of any changes to his or her partial dividend reinvestment election to be reallocated to adjust for his or her cash dividends to be paid on a “post-split” basis. In addition, the plan administrator may curtail or suspend the processing of transactions until we complete all steps effecting stock dividends or stock splits.

29.	How will a participant’s shares be voted at shareholders’ meetings?

Full and fractional shares held in the plan for a participant will be voted as the shareholder directs. A proxy card will be made available to each participant showing the total number of shares he or she holds, both those registered in the participant’s name and those the participant holds through the plan.

30.	May the plan be amended or discontinued?

We reserve the right to suspend, amend or terminate the plan at any time. All shareholders of record, both participants and non-participants in the plan, will be notified of any suspension, termination or significant amendment of the plan. If the plan is terminated, shares held in the participant’s account will be distributed to the participants. Any change in the source of purchase of shares under the plan from open market purchases or direct issuance by us does not constitute an amendment to the plan.

31.	Who interprets and regulates the plan?

We reserve the right to interpret and regulate the plan, as deemed desirable or necessary, in connection with its operation. Additionally, we and the plan administrator each reserve the right to terminate enrollment of any participant who participates in the plan in a manner abusive of the purpose or intent of the plan as determined by us or the plan administrator or in a manner deemed by us or the plan administrator not to be in the best interest of shareholders generally. For example, shareholders who are discovered to be using the plan for arbitrage or short-term income producing strategies may have their participation in the plan terminated by us or the plan administrator.

32.	What are our responsibilities as well as those of the plan administrator under the plan?

Neither we nor the plan administrator will be liable for any good faith act or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a participant’s account upon the participant’s death, the prices at which shares of stock are purchased or sold for a participant’s account, the times when purchases or sales are made, or fluctuations in the market value of stock. However, nothing contained in this provision affects a shareholder’s right to bring a cause of action based on alleged violations of the federal securities laws.

33.	Does participation in the plan involve any risk?

The risk to participants is the same as with any other investment in our common stock. However, a participant may lose an advantage otherwise available from being able to select more specifically the timing of an investment in or a sale of our shares. Participants must recognize that neither we nor the plan administrator can assure a profit or protect against a loss on the shares purchased under the plan.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, no par value, of which 91,408,929 shares were outstanding on November 21, 2008. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

American Stock Transfer & Trust Company, LLC is the registrar and transfer agent for our common stock.

Charter and Bylaw Provisions

Some provisions of our articles of incorporation and bylaws may be deemed to have an “anti-takeover” effect. The following description of these provisions is only a summary, and we refer to our articles of incorporation and bylaws for more information. Our articles of incorporation and bylaws are included as exhibits to our annual reports filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

Classification of the Board.    Our board of directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. There are currently 14 directors serving on the board. Each class of directors serves a three-year term. At each annual meeting of our shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. Our articles of incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

Removal of Directors.    Our articles of incorporation and bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75 percent of the shares then entitled to vote at an election of directors.

Fair Price Provisions.    Article VII of our articles of incorporation provides certain “Fair Price Provisions” for our shareholders. Under Article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which owns or controls 10 percent or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10 percent shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10 percent shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75 percent of the outstanding shares of voting capital stock held by our shareholders other than the 10 percent shareholder, unless a majority of the directors who were members of our board immediately prior to the time the 10 percent shareholder involved in the proposed transaction became a 10 percent shareholder have either:

•	expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10 percent shareholder to become a 10 percent shareholder; or

•	approved the transaction either in advance of or subsequent to the 10 percent shareholder becoming a 10 percent shareholder.

The provisions of Article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75 percent of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10 percent shareholder, such action must also be approved by the affirmative vote of at least 75 percent of the outstanding shares of our voting capital stock held by the shareholders other than the 10 percent shareholder.

Shareholder Proposals and Director Nominations.    Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws.

Shareholder proposals must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the corporate secretary not later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include a description of the proposal, the shareholder’s name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC proxy rules. To be included in our proxy statement for an annual meeting, our corporate secretary must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year’s annual meeting.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by the corporate secretary not later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the name and address of the shareholder and of the shareholder’s nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder’s nominee, information about the shareholder’s nominee required by the SEC and the written consent of the shareholder’s nominee to serve as a director.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Dallas, Texas, and Hunton & Williams LLP, Richmond, Virginia, will opine for us as to the validity of the offered shares.

EXPERTS

The consolidated financial statements of Atmos Energy Corporation appearing in Atmos Energy Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2008 (including the schedule appearing therein), and the effectiveness of Atmos Energy Corporation’s internal control over financial reporting as of September 30, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses under certain circumstances. Article IX of our articles of incorporation and Article IX of our bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses, including attorneys’ fees, and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

As authorized by Article 2.02-1 of the Texas Business Corporation Act, and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.

Article X of our articles of incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability:

•	for any breach of duty of loyalty to us or our shareholders;

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law;

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

•	for an act or omission for which the liability of a director is expressly provided by statute; or

•	for an act related to an unlawful stock repurchase or payment of a dividend.

In addition, Article IX of our articles of incorporation and Article IX of our bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

ATMOS

ENERGY

CORPORATION

DIRECT STOCK PURCHASE PLAN

PROSPECTUS

November 25, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$1,825
Printing expenses	7,500
Accounting fees and expenses	10,000
Legal fees and expenses	20,000
Miscellaneous expenses	2,000

Total	$41,325

*	All fees and expenses will be paid by us. All fees and expenses other than the SEC filing fees are estimated.

Item 15.	Indemnification of Directors and Officers.

The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses under certain circumstances. Article IX of our articles of incorporation and Article IX of our bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses, including attorneys’ fees, and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

As authorized by Article 2.02-1 of the Texas Business Corporation Act, and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.

Article X of our articles of incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability:

•	for any breach of duty of loyalty to us or our shareholders;

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law;

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

•	for an act or omission for which the liability of a director is expressly provided by statute; or

•	for an act related to an unlawful stock repurchase or payment of a dividend.

In addition, Article IX of our articles of incorporation and Article IX of our bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

Item 16.	Exhibits.

See Index to Exhibits, which is incorporated herein by reference.

Item 17.	Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 25, 2008.

ATMOS ENERGY CORPORATION

By:	/s/ JOHN P. REDDY
John P. Reddy
Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Best and John P. Reddy, or either of them acting alone or together, as his true and lawful attorney-in-fact and agent, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT W. BEST Robert W. Best	Chairman of the Board and CEO (Principal Executive Officer)	November 25, 2008

/s/ JOHN P. REDDY John P. Reddy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 25, 2008

/s/ FRED E. MEISENHEIMER Fred E. Meisenheimer	Vice President and Controller (Principal Accounting Officer)	November 25, 2008

/s/ TRAVIS W. BAIN II Travis W. Bain II	Director	November 25, 2008

/s/ DAN BUSBEE Dan Busbee	Director	November 25, 2008

/s/ RICHARD W. CARDIN Richard W. Cardin	Director	November 25, 2008

/s/ RICHARD W. DOUGLAS Richard W. Douglas	Director	November25, 2008

Signature	Title	Date

/s/ RUBEN E. ESQUIVEL Ruben E. Esquivel	Director	November 25, 2008

/s/ THOMAS J. GARLAND Thomas J. Garland	Director	November 25, 2008

/s/ RICHARD K. GORDON Richard K. Gordon	Director	November 25, 2008

/s/ THOMAS C. MEREDITH Thomas C. Meredith	Director	November 25, 2008

/s/ PHILLIP E. NICHOL Phillip E. Nichol	Director	November 25, 2008

/s/ NANCY K. QUINN Nancy K. Quinn	Director	November 25, 2008

/s/ STEPHEN R. SPRINGER Stephen R. Springer	Director	November 25, 2008

/s/ CHARLES K. VAUGHAN Charles K. Vaughan	Director	November 25, 2008

/s/ RICHARD WARE II Richard Ware II	Director	November 25, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Atmos Energy Corporation (as of February 9, 2005) (previously filed as Exhibit 3(I) to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and incorporated herein by reference)

3.2	Amended and Restated Bylaws of Atmos Energy Corporation (as of May 2, 2007) (previously filed as Exhibit 3.1 to Atmos Energy’s Current Report on Form 8-K dated May 2, 2007 and incorporated herein by reference)

4.1	Specimen Common Stock Certificate (Atmos Energy Corporation) (previously filed as Exhibit (4)(b) to Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 1988 and incorporated herein by reference)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered.

5.2*	Opinion of Hunton & Williams LLP, Richmond, Virginia, as to the validity of the securities being registered.

23.1	Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See Exhibit 5.1 of this Registration Statement)

23.2	Consent of Hunton & Williams LLP, Richmond, Virginia (See Exhibit 5.2 of this Registration Statement)

23.3*	Consent of Ernst & Young LLP

24	Power of Attorney (see signature pages of this Registration Statement)

*	Filed herewith